Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income

	Three Months Ended		Years Ended
(in millions)	December 31,		December 31,
	(unaudited)		(unaudited)
	2004	2003	2004	2003

Operating revenues	$713.1	$684.4	$2,954.3	$2,911.7

Operating expenses:
Purchased power, cost of gas and demand
side management	428.6	396.0	1,728.4	1,680.5
Operations and maintenance	108.5	106.6	421.4	443.9
Depreciation and amortization	60.3	59.2	246.9	235.5
Taxes	39.6	50.3	219.3	219.3
Total operating expenses	637.0	612.1	2,616.0	2,579.2

Operating income	76.1	72.3	338.3	332.5

Other income (expense):
Other income, net	0.4	0.7	5.9	8.2
Interest charges	(38.1)	(36.1)	(153.7)	(157.2)

Preferred dividends of subsidiary	0.5	0.5	2.0	2.0
Net income	$37.9 =====	$36.4 =====	$188.5 =====	$181.5 =====

NSTAR

Condensed Consolidated Balance Sheets

	December 31,
(in millions)	(unaudited)
	2004	2003
Assets
Property, plant and equipment, net	$3,580.0	$3,376.6
Investments	73.0	68.9
Current assets	497.6	501.0
Regulatory assets and goodwill	2,881.3	2,294.2
Other deferred debits	85.3	91.5
Total assets	$7,117.2 =======	$6,332.2 =======

Capitalization and Liabilities
Common equity	$1,440.9	$1,361.6
Long-term debt and preferred stock	2,144.4	2,022.6
Current liabilities	1,007.0	956.2
Deferred taxes and unamortized investment tax credits	794.5	765.5
Other deferred credits	1,730.4	1,226.3
Total capitalization and liabilities	$7,117.2 =======	$6,332.2 =======

NSTAR

Energy Sales - Periods Ended December 31,

Retail Electric Sales - gWh

	Three Months		%	Twelve Months		%
	2004	2003	Change	2004	2003	Change
Residential	1,604	1,504	6.6%	6,565	6,493	1.1%
Commercial	3,031	3,006	0.8%	12,693	12,418	2.2%
Industrial and other	444	475	(6.5)%	1,820	1,864	(2.4)%
Total	5,079 ====	4,985 ====	1.9%	21,078 =====	20,775 =====	1.5%

Firm Gas Sales and Transportation - BBTU

	Three Months		%	Twelve Months		%
	2004	2003	Change	2004	2003	Change
Residential	7,424	7,483	(0.8)%	23,051	24,062	(4.2)%
Commercial	4,359	4,378	(0.4)%	15,614	16,152	(3.3)%
Industrial and other	2,116	1,934	9.4%	8,302	8,175	1.6%
Total	13,899 =====	13,795 =====	0.8%	46,967 =====	48,389 =====	(2.9)%